Exhibit 10.4

UNANIMOUS SHAREHOLDERS’ AGREEMENT

This Agreement dated March 1, 2023 is made

AMONG:

LATAM BATTERY METALS INC., a corporation incorporated
under the laws of the Province of British Columbia (the “Corporation”)

- and –

Each shareholder of the Corporation (each a “Shareholder” and collectively, the “Shareholders”) as well as any party acquiring Shares (as hereinafter defined) and who agrees to be bound by the terms and conditions of this Agreement.

(collectively, the foregoing persons are herein referred to as the “Parties”)

WHEREAS:

A.	The Corporation was incorporated under the Business Corporations Act (British Columbia) on February 3, 2023;

B.	The Parties are the registered and beneficial owners of all of the issued and outstanding shares in the capital of the Corporation

C.	The Shareholders desire to enter into this agreement relating, among other things, to their shareholdings in the Corporation, their rights and duties as shareholders of the Corporation and the management and operation of the Corporation; and

D.	It is the intention of the parties hereto that this Agreement should constitute a unanimous shareholders’ agreement with respect to the Corporation.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, the following words have the following meanings:

(a)	“Affiliate” has the meaning given in section 1(b) of the BCA;

(b)	“Agreement” or “hereof” means this unanimous shareholders’ agreement, including the Schedules to this Agreement, as it or they may be amended or supplemented from time to time;

(c)	“Arm’s Length” has the same meaning and shall be determined as provided in the Income Tax Act (Canada) R.S.C 1985, 5th Supp., c.1, as at the date of this Agreement;

(d)	“Articles” means the articles of the Corporation as amended or restated from time to time;

(e)	“Associate” has the meaning given in section 1(e) of the BCA;

(f)	“Bank” any chartered bank or trust company where the Corporation maintains its accounts, as determined from time to time in accordance with the provisions of this Agreement;

(g)	“BCA” means the Business Corporations Act (British Columbia) as amended from time to time;

(h)	“Board” means the board of directors of the Corporation;

(i)	“Breach” has the meaning assigned in section 8.1;

(j)	“Business” means the business of the Corporation, being the exploration of battery metals in Peru;

(k)	“Business Day” means a day other than a Saturday, Sunday, statutory holiday or any day on which banks are generally not open for business in the place where the registered office of the Corporation is located;

(l)	“By-laws” means the duly enacted by-laws of the Corporation, as amended from time to time in accordance with the provisions of this Agreement or the BCA;

(m)	“Closing” means any closing of the purchase and sale of the Shares under Article 9;

(n)	“Confidential Information” includes, but is not limited to, any and all sales, marketing, financial, personnel, accounting, production, proprietary or other information concerning the business, products, finances or affairs of the Corporation, and all trade secrets, intellectual property, research, data, formulas, designs, drawings, reports, specialized know-how, methods, software, programs, processes, improvements, innovations, inventions (whether patented or not), lists or other information, papers and documents concerning the business, products, finances or affairs of the Corporation, or the specifications, materials, suppliers, customers, contracts, programs, policies or Board decisions or business plans thereof, including all matters, though not technically trade secrets, which relate directly or indirectly to the business, products, finances or affairs of the Corporation, and the definition of “Confidential Information” includes all of the foregoing whether existing on the date of this Agreement or coming into existence thereafter, and all of the foregoing in whatever form Confidential Information may be stored, recorded or processes, and extends to the paper, tape, disc, film, card or other media, goods or items on or in which Confidential Information is stored, recorded or processed. However, Confidential Information does not include information that:

(i)	is already in the public domain at the time when the Corporation makes it available to a Shareholder;

(ii)	a Shareholder can demonstrate was already in the Shareholder’s possession before it was made available to him by the Corporation;

(iii)	a Shareholder can demonstrate that he received from some third party who was not under any obligation of confidentiality to the Corporation in respect of such Confidential Information and who disclosed such Confidential Information to the Shareholder without imposing any obligation to protect its confidentiality;

(iv)	becomes, after the Corporation makes such Confidential Information available to a Shareholder, generally available to the public through publication or otherwise, unless it is the Shareholder who is, without authorization from the Corporation, directly or indirectly, the source of such disclosure or other publication;

(v)	is information or knowledge which constitutes professional expertise of the Shareholder, or the personal abilities or general know-how of the Shareholder at the time when the Shareholder first becomes a Shareholder; or

(vi)	is required by law to be made available by the Corporation to a Shareholder;

(o)	“Control” or “Controlling” is determined as set forth in section 2(1) of the BCA;

(p)	“Default Notice” has the meaning assigned in section 9.1;

(q)	“Eligible Transferee” means:

(i)	in respect of a corporate Shareholder, its Controlling Shareholder; and

(ii)	in respect of an individual Shareholder:

(A)	a corporation in which such Shareholder holds 100% of the voting shares;

(B)	a trust of which such Shareholder is the sole beneficiary; or

(C)	a registered retirement savings plan maintained for the sole benefit of such Shareholder (or a transfer from such plan to such Shareholder personally);

(r)	“Fair Market Value” means, in relation to the value of the Corporation and the Shares, a determination of Fair Market Value of the Corporation and the Shares by an independent chartered business valuator taking into account the appropriate discount for a private company and ignoring the impact of voting rights on the valuation. The Corporation shall engage an independent chartered business valuator for the purposes of determining Fair Market Value. The seller of any Shares where a Fair Market Value determination is required by this Agreement may choose to engage their own independent chartered business valuator for the purposes of determining Fair Market Value. The Corporation shall co-operate fully with the conduct of any valuation (whether engaged by the Corporation or the seller of Shares) and shall provide to any valuator access to all documents and shall make available to any valuator all personnel, accountants, lawyers, experts and other agents during normal business hours as such valuator reasonably requires to determine the Fair Market Value of the Corporation and the Shares. If only the Corporation engages a valuator for the purposes of determining Fair Market Value, the determination of Fair Market Value by such valuator under this Agreement shall be final and binding on all parties to the Agreement. If both the Corporation and the seller of Shares each engage a separate valuator for the purposes of determining Fair Market Value and the difference between the two Fair Market Value determinations of the valuators engaged is less than twenty (20%) percent, the determination of Fair Market Value by the valuator engaged by the Corporation under this Agreement shall be final and binding on all parties to the Agreement. If both the Corporation and the seller of Shares each engage a separate valuator for the purposes of determining Fair Market Value and the difference between the two Fair Market Value determinations of the valuators engaged is equal to or greater than twenty (20%) percent, then the Corporation and the seller of Shares shall mutually agree on an independent third valuator to provide a third determination of Fair Market Value and the independent third valuation provided by the third valuator shall be final and binding on all parties to the Agreement. The Corporation shall pay the reasonable fees and expenses of any valuator appointed by the Corporation under this Agreement. The seller of Shares shall pay the fees and expenses of a valuator appointed by the seller of Shares under this Agreement. The Corporation shall pay the reasonable fees and expenses of a valuator mutually appointed by the Corporation and the seller of Shares for the purpose of providing a third valuation under this Agreement;

(s)	“Loans” means indebtedness of the Corporation, whether for money borrowed by the Corporation or otherwise, and all interest accrued thereon;

(t)	“Notifying Shareholder” has the meaning assigned in section 9.1;

(u)	“Prime Rate” means the rate of interest per annum quoted by the Bank from time to time as its reference rate for demand loans made in Canadian dollars to its commercial customers in Canada and which it refers to as its “prime rate”, as such rate may be changed by it from time to time;

(v)	“Proposing Transferor” has the meaning assigned in section 7.1;

(w)	“Public Offering” means the entering into of a transaction or series of transactions pursuant to which the equity of the Corporation is listed on a public stock exchange;

(x)	“Purchase Notice” has the meaning assigned in section 9.3;

(y)	“Purchase Price” means, with respect to any sale and purchase of the Shares of a Shareholder pursuant to this Agreement, the amount payable to purchase those Shares, determined in accordance with the provisions of this Agreement applicable to that sale and purchase;

(z)	“Relevant Shareholder” has the meaning assigned in section 8.1(j);

(aa)	“Roxy” means Roxy Capital Corporation, a corporation incorporated pursuant to the laws of the Cayman Islands;

(bb)	“Shares” means all of the issued and outstanding shares in the capital of the Corporation and means, in respect of each Shareholder, all the Shares in the capital of the Corporation, directly or indirectly owned by that Shareholder; and

(cc)	“Shareholders” means all shareholders of the Corporation from time to time and their Eligible Transferees, for as long as they remain Shareholders of the Corporation and any other person who, from time to time becomes a shareholder of the Corporation and a party to this Agreement, and “Shareholder” means any one of them;

(dd)	“Transfer” has the meaning assigned in section 5.4;

(ee)	“Transfer Notice” has the meaning assigned in section 7.1;

(ff)	“Transferor” has the meaning assigned in section 5.3; and

(gg)	“Unclaimed Shares” has the meaning assigned in section 9.8; and

(hh)	“Vizquerra” means Jose Vizquerra Benavides.

1.2	Headings

The headings for sections, subsections and paragraphs in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

1.3	Interpretation

Whenever a singular, masculine or neuter expression or pronoun is used in this Agreement, that expression or pronoun is meant to refer to and include the plural, feminine or body corporate where required by the context.

1.4	GAAP

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

1.5	Currency

All references to money and currency mean lawful money of The United States of America (unless expressed to be in some other currency) and all amounts to be paid or calculated pursuant to this Agreement are to be paid or calculated in lawful money of The United States of America.

1.6	Severability

If any provision of this Agreement is unenforceable or invalid for any reason whatever, such enforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such unenforceable or invalid provisions shall be severable from the remainder of this Agreement.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Compliance with Agreement

The Shareholders shall at all times do and cause to be done all acts and things and vote their Shares and otherwise exercise their respective rights, as shareholders or otherwise, to the extent permitted by law, to cause such meetings to be held, resolutions to be passed, by laws to be enacted and documents to be executed so that at all times the provisions, conditions, restrictions and prohibitions contained in this Agreement relating to their respective shareholdings in the capital of the Corporation and the business and affairs of the Corporation shall be performed and complied with.

2.2	Conflict with Articles or By-laws

In the event of inconsistency between this Agreement and the Articles or By-laws, this Agreement shall apply, and the parties hereto shall immediately make all changes to the Articles and By-laws as are necessary and lawful to render them consistent with this Agreement.

3.	CONDUCT OF THE AFFAIRS OF THE CORPORATION

3.1	Board Powers.

The powers of the Board to manage the affairs of the Corporation under the Articles and By-laws of the Corporation, whether such powers arise from the BCA, the Articles, the By-laws or otherwise, are hereby restricted so that the following acts may only be undertaken by the Corporation with the approval of not less than 60% of the total number of voting shares issued and outstanding, including in all cases the approval of all of Vizquerra and Roxy:

(a)	no additional class or series of shares in the share capital of the Corporation shall be created;

(b)	any increase, reduction or alteration in the authorized or issued capital of the Corporation or the issue of any security or instrument containing a right to receive or acquire shares of the Corporation; or

(c)	the taking or instituting of proceedings for the winding up, reorganization or dissolution of the Corporation.

(d)	the consolidation, reorganization, merger or amalgamation of the Corporation with any other company, association, partnership or legal entity;

(e)	the sale, lease, transfer, mortgage, pledge or other disposition of all or substantially all of the business or undertaking of the Corporation, or any of its subsidiaries;

(f)	the revocation or amendment of the By-laws or Articles;

(g)	the licensing of any intellectual property of the Corporation;

(h)	the repayment of shareholders’ loans (unless on an equal basis, pro rata);

(i)	the payment of any dividend, bonus or other distribution to the Shareholders or the redemption or repurchase of any Shares; or

(j)	any material change to the Business of the Corporation.

3.2	Board of Directors

(a)	The Board will consist of up to five (5) directors.

(b)	Each of Vizquerra and Roxy (or their Permitted Transferees, as applicable), will be entitled to each have two (2) nominees elected to the Board, provided that such Shareholder’s entitlement under this Section 3.2 is suspended whenever that Shareholder is in material breach of this Agreement for the duration of such breach. One of the initial nominees of Vizquerra shall be Vizquerra and one of the initial nominees of Roxy shall be Greg Lipschitz.

(c)	In addition, Vizquerra and Roxy (or their Permitted Transferees, as applicable) shall mutually agree to appoint one (1) additional nominee to the Board, provided that such Shareholders’ entitlement under this Section 3.2 is suspended whenever any of those Shareholders is in material breach of this Agreement for the duration of such breach. The initial mutual nominee shall be Luis Augusto Ducassi Helguero.

(d)	Each Shareholder will vote at all meetings of the Shareholders of the Corporation and act in all other respects in connection with the corporate proceedings of the Corporation so as to ensure that the nominees of each Shareholder as provided for in this Section 3.2 are elected and maintained in office as directors of the Corporation.

(e)	Each Shareholder will be entitled at any time to require the removal of any director nominated by him/her or it and to provide for a successor nominee by providing written notice to the Corporation and to the other Shareholders. The Shareholders or the Board will fill with a successor nominee any vacancy occurring on the Board arising by reason of the death, disqualification, inability to act, resignation or removal of any director as soon as reasonably possible after that vacancy has occurred, in all cases in accordance with the provisions of this Section 3.2.

3.3	Meetings of the Board

The following provisions will apply to meetings of the Board:

(a)	the presence of three (3) of the directors will be required to constitute a quorum at any meeting of the Board. If a quorum is not present at the start of a meeting, the directors present may not transact any business, and those directors will be deemed to have adjourned that meeting to the same time and place three (3) Business Days following the date on which the meeting was originally called. If a quorum is not present at the adjourned meeting because of the refusal, with no legitimate excuse, of one or more members of the Board to attend, then the members of the Board who are present will be deemed to constitute a quorum and may transact all business which a full quorum may have transacted with respect to the matters set out in the notice and accompanying documentation provided to the members of the Board in connection with the originally scheduled meeting;

(b)	except as required by applicable law, all questions to be decided at any meeting of the Board will be decided by a simple majority of the directors on the Board in attendance;

(c)	at any meeting of the Board, the chair of the meeting will not have a casting vote if there is a tie;

(d)	any director will have the right at any time to call a meeting of the Board on not less than two (2) Business Days’ notice in writing; and

(e)	the Board shall meet at such time and at such place as the Board may designate. At every meeting of the Board, the Corporation shall provide telephonic or video conference facilities that permit all participants to communicate adequately with each other during the meeting. Meetings shall be held at the offices of the Corporation or such other place (either within or outside Canada) as may be determined from time to time by the Board.

3.4	Meetings of the Shareholders

The following provisions will apply to meetings of the Shareholders:

(a)	the presence of Shareholders holding seventy-five percent (75%) of the voting rights attached to all of the Shares will be required to constitute a quorum at any meeting of the Shareholders. If a quorum is not present at the start of a meeting, the Shareholders present may not transact any business, and those Shareholders will be deemed to have adjourned that meeting to the same time and place three (3) Business Days following the date on which the meeting was originally called. If a quorum is not present at the adjourned meeting because of the refusal, with no legitimate excuse, of one or more Shareholders to attend, then the Shareholders who are present will be deemed to constitute a quorum and may, subject to Section 5.4, transact all business which a full quorum may have transacted with respect to the matters set out in the notice and accompanying documentation provided to the Shareholders in connection with the originally scheduled meeting;

(b)	except for the matters listed in Section 5.4 or as required by applicable law, all questions to be decided at any meeting of the Shareholders will be decided by a simple majority of the voting rights attached to all of the Shares held by the Shareholders present at the meeting;

(c)	at any meeting of the Shareholders, the chair of the meeting will not have a casting vote if there is a tie;

(d)	each Shareholder will have the right at any time to call a meeting of the Shareholders on not less than ten (10) Business Days’ notice in writing;

(e)	the Shareholders shall meet at such time and at such place as the Shareholders may designate. At every meeting of the Shareholders, the Corporation shall provide telephonic or video conference facilities that permit all participants to communicate adequately with each other during the meeting. Meeting shall be held at the offices of the Corporation or such other place (either within or outside Canada) as may be determined from time to time by the Shareholders; and

(f)	meetings of the Shareholders will be held at least once per financial year.

4.	NON-SOLICIT MATTERS

4.1	Non-Solicitation by Shareholder

Each Shareholder agrees not to induce or to attempt to induce or directly or indirectly to participate in the inducement of, any employee, consultant or contractor of the Corporation to breach that employee’s contract of employment or other agreement with the Corporation nor directly or indirectly to solicit, attempt to solicit, canvass or interfere with any Person that is or was a customer of the Corporation, in every case for so long as the Shareholder remains a Shareholder of the Corporation and for a period of two (2) years thereafter.

5.	GENERAL PROVISIONS RELATING TO TRANSFERS

5.1	Restrictions on Transfer

Notwithstanding any other term of this Agreement, any of the Shareholders may offer and sell Shares without the necessity of compliance with the provisions of Article 7 or Article 9 to an Eligible Transferee so long as such Eligible Transferee enters into and agrees to be bound by this Agreement to the same extent as the Shareholder.

5.2	Share Certificates

The Corporation shall conspicuously mark all certificates for Shares issued to Shareholders with the following legend:

The Corporation and the securities evidenced by this certificate are subject to, and the disposition and transfer of such securities are restricted by, a Unanimous Shareholders’ Agreement dated November 5, 2021, copies of which may, at the request of any Shareholder of the Corporation, be examined at the principal business office of the Corporation during normal business hours. No shares may be transferred and no disposition may be made of an interest in the securities evidenced by this certificate except in compliance with the Unanimous Shareholders’ Agreement.

5.3	Transfers to Eligible Transferees

A Shareholder (the “Transferor”) may at any time or from time to time Transfer all of its Shares to an Eligible Transferee of the Transferor provided that, at or prior to the time of such Transfer:

(a)	the Eligible Transferee enters into an agreement in writing with the other parties hereto in form and substance satisfactory to them, acting reasonably, to be bound by the terms of this Agreement as if the Eligible Transferee had entered into this Agreement in the place and stead of the Transferor and to remain an Eligible Transferee of the Transferor for as long as the Eligible Transferee shall have any registered or beneficial interest in any Shares; and

(b)	the Eligible Transferee delivers to the other parties hereto evidence satisfactory to them, acting reasonably, that the transferee is an Eligible Transferee of the Transferor and that the agreement referred to in subsection 5.3(a) is a legal, valid and binding obligation of the Eligible Transferee.

The Transferor shall at all times after the Transfer of any Shares to the Eligible Transferee be jointly and severally liable with the Eligible Transferee for the observance and performance of the covenants and obligations of the Eligible Transferee under this Agreement, shall cause the Eligible Transferee to remain an Eligible Transferee of the Transferor for as long as such Eligible Transferee shall have any registered or beneficial interest in any Shares and shall indemnify the other parties hereto against any loss, damage or expense incurred as a result of the failure by the Eligible Transferee to comply with the provisions of this Agreement.

5.4	Approval of Transfers

In respect of any transfer of Shares contemplated by or referred to in this Agreement, (a “Transfer”) the Corporation agrees to approve all such Transfers, and if for any reason the Board fails to approve such Transfers, then, and without more, the powers of the directors in respect of the approval of that Transfer are hereby restricted and abrogated and the authority to approve any and all such transfers of Shares shall vest in the Shareholders. All Shareholders hereby agree to approve any and all of such Transfers and to execute any documents or assurances that may be required to do so.

5.5	Representations and Warranties

In respect of any Transfer, the selling Shareholder shall be deemed to represent and warrant to the purchaser, effective as at the closing, that:

(a)	the Shares being purchased and sold are legally and beneficially owned by the selling Shareholder and are free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands of any nature whatsoever;

(b)	no person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the selling Shareholder of any of the Shares being purchased and sold; and

(c)	the purchase and sale of the Shares shall not result in a breach of the provisions of any agreement, indenture, deed, debenture, mortgage bond or other document or instrument to which the selling Shareholder is a party or by which it is bound.

The said representations and warranties shall survive the closing of the Transfer.

6.	OPERATIONS AND FINANCING OF THE CORPORATION

6.1	Corporate Records

The Corporation shall keep proper books of account and make entries therein of all matters, terms, transactions and things as are usually written and entered into books of account in accordance with GAAP. Each Shareholder may examine and copy such books, subject to the provisions of section 6.2. Each Shareholder shall at all times furnish to the other correct information, accounts and statements of and concerning all transactions pertaining to the Corporation without any concealment or suppression.

6.2	Records Confidential

Each Shareholder acknowledges that all records, material and information pertaining to the Corporation and any copies thereof obtained by any Shareholder (other than information which the Corporation is required to deliver to the Shareholders under the BCA) are and shall remain the exclusive property of the Corporation. For so long as the Corporation carries on business, each of the parties hereto shall keep in the strictest confidence, not disclose and not use, without the consent of the Corporation or the Shareholder to which the information relates, all non-public information pertaining to or concerning the Corporation and the Shareholders including all budgets, forecasts, analyses, financial results, costs, margins, wages and salaries, bids and other business activities, all supplier and customer lists, all non-public intellectual property including trade secrets, unfiled patents, trade-marks, technical expertise and know-how, documentation including standard terms and agreements and all other information not generally known outside the Corporation except to persons through business dealings with the Corporation; however, no parties hereto shall be obliged to keep in confidence or shall incur any liability for disclosure of information which:

(a)	was already in the public domain or comes into the public domain without any breach of this Agreement;

(b)	is required to be disclosed pursuant to applicable laws or pursuant to policies or regulations of any regulatory authority or private or public body having jurisdiction over a party hereto or of which the party hereto is a member;

(c)	is required to be disclosed in any valuation or legal proceeding under this Agreement; or

(d)	is made to a professional or other adviser to such disclosing party hereto, in which event such disclosing party hereto shall, so far as reasonably possible, cause the recipient to comply with the terms of this Agreement as if it were a party hereto.

6.3	Banking

The Corporation shall maintain one or more bank accounts at the Bank as the Shareholders may from time to time determine. All bank accounts shall be kept in the name of the Corporation. All monies received from time to time for the account of the Corporation shall be paid immediately into such bank accounts for the time being in operation, in the same drafts, cheques, bills or cash in which they are received.

6.4	Distribution of Profits

At the end of each fiscal year of operations of the Corporation, the Corporation shall pay all of its current debts and liabilities then due and owing and, provided the auditors of the Corporation and the directors are satisfied that the Corporation has sufficient working capital to carry on its operations, subject to the provisions of this agreement and subject to any unanimous decision by the Shareholders at to other disposition of the net profit, the remaining funds shall, subject to the provisions of the BCA, be distributed among the Shareholders on a pro rata basis in accordance with their existing shareholdings. Such funds may be distributed in a tax efficient manner as agreed upon by the Shareholders and the auditors.

6.5	No Actions Against the Corporation

Each Shareholder acknowledges and forever releases, discharges and agrees to be barred from bringing any legal actions or other forms of litigation against the Corporation, its successors and assigns, and each of their respective directors, officers, shareholders and employees in relation to any and all claims, demands, causes of action, damages or liabilities of any kind or nature whatsoever which relate to or arise out of any dealings, relationships or transactions as a shareholder of the Corporation which each Shareholder ever had, now have or which may hereafter can, shall or may have, whether or not now known, arising out of or accruing during any period prior to the date of this Agreement and any period thereafter except matters arising solely in relation to an act of fraud, breach of fiduciary duty, breach of contract or gross negligence on the part of the Corporation, its successors and assigns, and each of their respective directors, officers and shareholders.

7.	RIGHT OF FIRST REFUSAL

7.1	Restriction on Transfer

Subject to Article 5, a Shareholder wishing to transfer any or all of their Shares (the “Proposing Transferor”) must first give notice in writing (the “Transfer Notice”) to the Corporation of their intention to transfer.

7.2	Transfer Notice

The Transfer Notice:

(a)	must specify the price (which may only be for cash) and the terms of payment upon which the Proposing Transferor is prepared to transfer the Shares;

(b)	shall constitute an offer by the Proposing Transferor to the Corporation and to the other Shareholders to sell his Shares on the terms as contained in the Transfer Notice;

(c)	shall appoint the Corporation as its or his agent for the sale thereof to any other Shareholder or Shareholders at the price and upon the terms of payment specified in the Transfer Notice;

(d)	must state whether or not the Proposing Transferor has had an offer to purchase the Shares or any of them from, or proposes to sell the Shares or any of them to, any particular person who may or may not be a Shareholder and, if so, the name and addressee of such person or persons; and

(e)	shall not be revocable except by the approval of a majority of the Board.

7.3	Corporation’s Acceptance

Upon receipt of the Transfer Notice, the Corporation shall have a period of 30 Business Days from the date of such receipt to advise the Proposing Transferor whether it is willing to accept the offer of the Proposing Transferor to sell his Shares at the price and upon the terms specified in the Transfer Notice.

7.4	Notice to Shareholders

If, upon the expiration of the 30 day notice period referred to in section 7.3, the Corporation has not accepted the offer from the Proposing Transferor to sell his Shares, the Corporation shall forthwith deliver the Transfer Notice to each of the other Shareholders, and request each other Shareholder to whom the Transfer Notice is sent to state in writing within 30 days from the date of delivery of the Transfer Notice whether it wishes to accept the offer made in the Transfer Notice, and if so, the maximum number of Shares it is willing to purchase at the price and upon the terms specified in the Transfer Notice, including any additional Shares beyond its pro rata entitlement if acceptances are not received from the other Shareholders for all of the Shares so offered.

7.5	Apportionment of Shares

If, upon the expiration of the 30 day notice period referred to in section 7.4 above, the Board has received from the other Shareholders entitled to receive the Transfer Notice sufficient acceptances to take up the full number of Shares offered by the Transfer Notice, the Board shall then apportion the Shares so offered among the Shareholders so accepting, equally pro rata in accordance with the number of Shares then held by them, but only up to the maximum number of Shares the Shareholder has indicated in the Transfer Notice it is willing to purchase.

7.6	Additional Shares

If not all of the Shareholders entitled to receive the Transfer Notice accept the offer in the Transfer Notice to purchase their full pro rata allotment, the Board shall apportion the unaccepted balance of Shares so offered pro rata according to the number of Shares they hold among any Shareholders who have stated in their acceptance that they shall purchase additional Shares beyond their pro rata entitlement, up to the maximum amount stated and, where there are not enough remaining Shares to fill the acceptances for additional Shares, the Board shall apportion such additional Shares among them pro rata according to the number of Shares they then hold.

7.7	Insufficient Acceptances

If the Board has not received sufficient acceptances to take up the full number of Shares offered by the Transfer Notice, it may, but only with the consent of the Proposing Transferor (who shall not be obliged to sell to the other Shareholders in the aggregate less than the total number of Shares offered by the Transfer Notice), apportion the Shares so offered among the Shareholders so accepting the offer pro rata in accordance with the number of Shares then held by them, but only up to the amount such Shareholders have respectively indicated they are willing to purchase.

7.8	Binding Agreement

Upon any such apportionment being made under sections 7.5, 7.6 or 7.7, the Proposing Transferor shall be bound upon payment of the Purchase Price for the Shares to transfer the Shares to the respective Shareholders to whom the Board has apportioned the Shares.

7.9	Payment

The Shareholders accepting the offer in the Transfer Notice and to whom the Board has apportioned the Shares under sections 7.5, 7.6 or 7.7 must take up and pay for the Shares on the later of the date set out in the Transfer Notice and 15 days from the date of the expiry of the 30 day notice period referred to in section 7.3.

7.10	Failure to Transfer

If the Proposing Transferor, having become bound under sections 7.3, 7.5, 7.6 or 7.7 to transfer any Shares, fails to transfer any Share or Shares, the Corporation may receive the purchase money for that Share or those Shares and shall, upon receipt, cause the name of the purchasing Shareholder to be entered in the register as the holder of the Share(s) and cancel the certificate of the Share(s) held by the Proposing Transferor, whether or not the certificate is produced to the Corporation and shall hold such purchase money in trust for the Proposing Transferor against delivery of the cancelled certificate or evidence acceptable to the Corporation of its loss and such indemnity or bond as the Corporation may require. The Corporation is hereby granted a limited power of attorney to carry out, on behalf of the Proposing Transferor, the Proposing Transferor’s obligations under this Article 7, including but not limited to, the right to endorse for transfer, any share certificates representing the Share or Shares.

7.11	Validity

The receipt by the Corporation of the purchase money shall be good discharge to the purchasing Shareholder and, after its name has been entered in the register, the validity of the proceedings may not be questioned by any party hereto.

7.12	Sale by Proposing Transferor

(a)	If all of the Shares offered are not accepted by the Shareholders under the preceding provisions within 30 days from the date of delivery of the Transfer Notice by the Corporation to the Shareholders under section 7.1, and the Proposing Transferor has refused to sell less than the total number of Shares offered, the Proposing Transferor shall be entitled to, after compliance with Article 9 and subject to the provisions of Article 8, for a period of 90 days following the expiry of that 30 day period, to sell all the Shares so offered to any person on the same terms as specified in the Transfer Notice, except for the price, which may not be less than that specified in the Transfer Notice.

(b)	If all of the Shares offered are not accepted by the Shareholders under the preceding provisions within 30 days from the date of delivery of the Transfer Notice by the Corporation to the Shareholders under section 7.1, and the Proposing Transferor has consented to sell to Shareholders less than the total number of Shares offered by the Transfer Notice, or if any Shareholder fails to take up and pay for any Shares within the time specified in section 7.9, the Proposing Transferor shall be entitled to, after compliance with Article Error! Reference source not found. and subject to the provisions of Article 8, for a period of ninety (90) days following the expiry of that 30 day period to transfer to any person such of the Shares so offered as are not sold at on the same terms as specified in the Transfer Notice, except for the price, which price may not be less than that specified in the Transfer Notice.

7.13	Shares Not Sold

Any Shares not sold by the Proposing Transferor within the 90 day period referred to in subsections 7.12(a) and 7.12(b) shall continue to be subject to the restrictions in this Article 7.

8.	DEFAULT

8.1	Breach

If any of the following events occurs in respect of a Shareholder (and in relation to a corporate Shareholder, “Shareholder” shall refer to the corporation itself and to its Controlling shareholder) (each a “Defaulting Shareholder”) (the other Shareholders being “Non-Defaulting Shareholders”) it shall be considered a default of this Agreement (a “Breach”) by the Defaulting Shareholder:

(a)	if a Shareholder fails to observe, perform or carry out any of the obligations or covenants hereunder and such failure continues for thirty (30) days after the Notifying Shareholder has in writing demanded that such failure be cured under section 9.1;

(b)	if a Shareholder discloses material Confidential Information (as determined by the Board) about the Corporation to any person, firm, corporation or other entity which provides services or products substantially similar to those services provided by the Corporation, other than in the ordinary course of the Shareholder’s duties to the Corporation or at the explicit request of the Board of Directors of the Corporation;

(c)	if a Shareholder has proceedings instituted against it for its dissolution or winding-up (if a corporate Shareholder) or has a certificate of dissolution issued with respect to it (if a corporate Shareholder) by the Registrar of Corporations or such corporate Shareholder is otherwise dissolved and its corporate status terminated in its jurisdiction of incorporation or in the Province of British Columbia;

(d)	if a Shareholder becomes a bankrupt or is adjudged to have committed an act of bankruptcy or makes an assignment for the benefit of creditors or otherwise;

(e)	if a Shareholder has a receiver, receiver manager or other person with similar powers appointed in respect of all or substantially all of the property of a Shareholder unless the same is diligently and bona fide opposed and security satisfactory to the other Shareholders (acting reasonably) is posted;

(f)	if a Shareholder has any if its Shares seized or attached in any way for the payment of any judgment or order;

(g)	if a Shareholder becomes a mentally incompetent person or a missing person, both as defined in the Public Trustee Act (British Columbia), or becomes a dependent adult as defined in the Adult Guardianship and Trusteeship Act (British Columbia), or is the subject of any similar or equivalent adjudication in British Columbia or in any other jurisdiction;

(h)	if a Shareholder acts in any way which is fraudulent, illegal or otherwise breaches any fiduciary duty he or she may have to the Corporation or any other Shareholder;

(i)	if a Shareholder commences a lawsuit against the Corporation or any of its officers and directors (except where a court of competent jurisdiction finds the defendants in such a suit liable for breach of their fiduciary duty, fraud, breach of contract or gross negligence and the defendants have no further right of appeal);

(j)	if an application or proceeding under matrimonial legislation is commenced by a Shareholder (or the Controlling shareholder of a corporate Shareholder) or the spouse, former spouse or dependent of a Shareholder (or the Controlling shareholder of a corporate Shareholder) to determine the entitlement of such spouse, former spouse or dependent to a payment in respect of the net family property of such Shareholder (or the Controlling shareholder of a corporate Shareholder) or to support from such Shareholder (or the Controlling shareholder of a corporate Shareholder) (in each case, the “Relevant Shareholder”); and the Relevant Shareholder shall not have produced evidence reasonably satisfactory to the Board of Directors or the Corporation within thirty (30) days of the date on which such application or proceeding is commenced that the claims of such spouse, former spouse or dependent to such payment or support can be settled without, in any way, directly or indirectly, affecting, encumbering or interfering with the holding or voting of Shares by the Relevant Shareholder; or

(k)	if a Shareholder effects any other transfer, sale, assignment, transmission, bequest, inheritance, mortgage, encumbrance or other disposition of Shares having the result (directly or indirectly and either immediately or subject to the happening of any contingency) of changing the identity of any Shareholder (or any Controlling shareholder of a corporate Shareholder, from the Controlling shareholder exercising control of such corporate Shareholder) as of the date of execution of this Agreement unless otherwise permitted pursuant to the provisions of this Agreement.

8.2	Actions Following Breach

Upon the occurrence of a Breach, the Non-defaulting Shareholders may, after compliance with Article 9, do any one or more of the following:

(a)	pursue any remedy available to the Non-Defaulting Shareholders in law or equity, it being acknowledged by each of the Shareholders that specific performance, injunctive relief (mandatory or otherwise) or other equitable relief may be the only adequate remedy for a Breach;

(b)	take all actions in their own names or in the name of the Defaulting Shareholder or the Corporation as may reasonably be required to cure the Breach, in which event all payments, costs and expenses incurred therefor shall be payable by the Defaulting Shareholder to the Non-Defaulting Shareholders on demand with interest;

(c)	implement the Buy-Out of Defaulting Shareholder Procedure as set out in Article 9; or

(d)	waive the Breach provided, however, that any waiver of a particular Breach shall not operate as a waiver of any subsequent or continuing Breach.

9.	BUY-OUT OF DEFAULTING SHAREHOLDER

9.1	Default Notice

If a Shareholder has committed a Breach, any other Shareholder (the “Notifying Shareholder”) may give to the Defaulting Shareholder notice of default (the “Default Notice”).

9.2	Remedy

On receipt of a Default Notice, the Defaulting Shareholder shall have thirty (30) days to remedy or cure the Breach. Whether a Breach has been remedied or cured shall be determined by majority vote of the Board provided that if the Defaulting Shareholder (or its Controlling shareholder, if a corporate Shareholder) is a director, he or she shall not have the right to vote.

9.3	Failure to Cure

If the Breach of a Defaulting Shareholder has not been substantially cured to the satisfaction of the Board in accordance with section 9.2 and within the period referred to in section 9.2, the Notifying Shareholder may give to the Defaulting Shareholder and each Non-Defaulting Shareholder notice of its intention to purchase the Shares of the Defaulting Shareholder (the “Purchase Notice”) and, on receipt of the Purchase Notice, the Defaulting Shareholder shall be bound to sell its Shares on the terms set out in this section. The Shares of the Defaulting Shareholder shall include all Shares held by the Defaulting Shareholder’s respective Eligible Transferees.

9.4	Purchase Price

The price for the Shares of the Defaulting Shareholder shall be:

(a)	in the case of a Breach under subsections 8.1(b), 8.1(h) or 8.1(i), the price per share shall be determined by multiplying 50% of the Fair Market Value of a Share of the Corporation as at the date the Purchase Notice is received by the Defaulting Shareholder; and

(b)	in the case of a Breach under any subsection of 8.1 other than 8.1(b), 8.1(h) and 8.1(i), the price per share shall be determined by multiplying 80% of the Fair Market Value of a Share of the Corporation as at the date the Purchase Notice is received by the Defaulting Shareholder.

The Notifying Shareholder shall pay the Purchase Price for the Shares in cash by certified cheque, bank draft, solicitors trust cheque or other method of providing immediately available funds.

9.5	Non Application

The provisions of Article 7 shall not apply to a sale of Shares of a Defaulting Shareholder under this Article 9, and after receipt of a Default Notice, a Defaulting Shareholder may not implement the sale procedure in Article 7 and the purchase and sale of Shares pursuant to a sale procedure then underway may not be completed until the Breach has been substantially cured within the period referred to in section 9.2 or until the Default Notice is withdrawn.

9.6	Notice to Purchase

Within ten (10) Business Days following receipt of the Purchase Notice, each of the Non-Defaulting Shareholders may give notice in writing to the Corporation that it wishes to purchase Shares of the Defaulting Shareholder and the maximum number of Shares that it shall purchase including any additional Shares which he wishes to purchase beyond his pro rata entitlement.

9.7	Apportionment of Shares

The Notifying Shareholder shall apportion the Shares to be purchased among the Non-Defaulting Shareholders giving notice under section 9.6 as nearly as possible pro rata according to the number of Shares they then hold in the Corporation, subject to the maximum number of Shares that each Non-Defaulting Shareholder indicates it shall purchase, and shall notify the Non-Defaulting Shareholders of the allocation within two Business Days of the expiry of the period set out in section 9.5.

9.8	Unclaimed Shares

If one or more of the Non-Defaulting Shareholders does not elect to purchase his full pro rata entitlement to the Shares of the Defaulting Shareholder, the Notifying Shareholder shall apportion the Shares not taken up (the “Unclaimed Shares”) among any Non-Defaulting Shareholders who have given notice that they wish to purchase additional Shares beyond their pro rata entitlement, up to the maximum amount stated in such notices, and, where there are not enough Unclaimed Shares to fill the notices for the purchase of additional Shares, the Notifying Shareholder shall apportion the Unclaimed Shares among such Non-Defaulting Shareholders pro rata according to the number of Shares they then hold.

9.9	Closing

The Closing of the purchase and sale of the Shares of the Defaulting Shareholders shall be made within twenty (20) Business Days of the expiry of the period set out in section 9.6.

9.10	Failure to Pay

If any of the Non-Defaulting Shareholders fails to tender payment for any Shares at the Closing, the Notifying Shareholder shall have the right to purchase such Shares or may allocate such Shares to the Non-Defaulting Shareholders as if they were Unclaimed Shares pursuant to section 9.8.

9.11	Transfer Of Shares

At the Closing the Defaulting Shareholder shall execute and deliver to the Notifying Shareholder all transfer documents necessary to transfer his Shares to the Notifying Shareholder (or any assignee the Notifying Shareholder may designate) free and clear of all charges, liens and encumbrances, and until the execution and delivery thereof, the Defaulting Shareholder shall not be entitled to any benefits under this Agreement including the right to receive the Purchase Price for his Shares.

9.12	Termination of Rights

From and after the Closing all rights of the Defaulting Shareholder under this Agreement, except for those contained in this section, shall terminate and be at an end.

9.13	Assignment

The Notifying Shareholder is entitled to assign to any one or more other Shareholders any part or all of its rights to purchase the Shares of the Defaulting Shareholder without the consent of the Defaulting Shareholder in such manner and upon such terms as the Notifying Shareholder, in its sole discretion, determines to be appropriate.

10.	DRAG ALONG RIGHT

10.1	Drag-Along Offer to be Delivered.

If one or more Shareholders holding not less than seventy-five percent (75%) of the voting rights attached to all issued and outstanding Shares (the “Accepting Shareholders”) wish to accept a Third Party Offer to purchase all of the Shares then held by the Accepting Shareholders, the Accepting Shareholders may obtain from the third party a bona fide offer (a “Drag-Along Offer”) addressed to each of the other Shareholders (the “Compelled Shareholders”) to purchase all of the Shares held by the Compelled Shareholders on substantially the same terms and conditions as contained in the Third Party Offer (a “Drag-Along Right”).

The Drag-Along Offer will provide that the purchase of any Shares of the Compelled Shareholders is conditional on the purchase by the third party of the Shares held by the Accepting Shareholders pursuant to the Third Party Offer. The Accepting Shareholders will deliver the Drag-Along Offer and a copy of the Third Party Offer forthwith to the Compelled Shareholders.

10.2	Acceptance of Drag-Along Offer.

Upon being so notified by the Accepting Shareholders, the Compelled Shareholders will be obliged to accept and will be deemed to have accepted the Drag-Along Offer five (5) Business Days after receipt of the Drag-Along Offer.

10.3	Accepting Shareholders Appointed Attorney to Accept.

If any of the Compelled Shareholders do not accept the Drag-Along Offer within the five (5) Business Day period referred to in Section 13.2, the Accepting Shareholders will be entitled to accept the Drag-Along Offer on behalf of such Compelled Shareholders and to deliver such acceptance to the third party and, for such purpose, each Compelled Shareholder hereby appoints the Accepting Shareholders as its attorney, with full power of substitution, in the name of the Compelled Shareholders (i) to accept the Drag-Along Offer and (ii) to execute and deliver all documents and instruments and take all steps in each case to give effect to such acceptance, to establish a binding contract of purchase and sale between the Compelled Shareholders and the third party with respect to all of the Shares held by the Compelled Shareholders, and to complete the purchase and sale contemplated thereunder. Such appointment, being coupled with an interest, is irrevocable by each Compelled Shareholder and will not be revoked by the insolvency, bankruptcy, death, incapacity, dissolution, liquidation or other termination of the existence of each Compelled Shareholder. Each Compelled Shareholder agrees that it will perform the agreement resulting from acceptance of the Drag-Along Offer in accordance with its terms and will ratify and confirm all acts that the Accepting Shareholders may do or cause to be done pursuant to the foregoing provided it is consistent with the rights of the Accepting Shareholders pursuant to this Agreement. The power of attorney granted in this Section 13.3 is not intended to be a continuing power of attorney. The execution of this Agreement shall not terminate any such continuing power of attorney granted by any Compelled Shareholder previously and shall not be terminated by the execution by that Compelled Shareholder in the future of a continuing power of attorney, and each Compelled Shareholder hereby agrees not to take any action in the future which results in the termination of this power of attorney.

10.4	Completion of Purchase and Sale

(a)	The sale of all Shares held by the Compelled Shareholders to the third party pursuant to the Drag-Along Offer will be completed in accordance with the provisions of the Drag-Along Offer and at the same time as the completion of the sale of all Shares held by the Accepting Shareholders to the third party and as part of the same closing.

(b)	The terms of the Drag-Along Offer (i) will require each Compelled Shareholder to provide only representations and warranties, covenants (including, for greater certainty, non-competition, non-solicitation and similar covenants; provided that the terms of the Drag-Along Offer may only provide for non-competition, non-solicitation and similar covenants from any Shareholder for a period and on terms no more onerous than those existing in such Person’s non-competition agreement, employment agreement, consulting agreement or this Agreement,) that are customary and reasonable for the transaction and indemnities with recourse against a particular Compelled Shareholder limited, subject to customary exceptions, to a maximum of the amount of such Compelled Shareholder’s pro rata share of the aggregate purchase price actually paid to all Compelled Shareholders, (ii) may provide that the holders of a majority of the votes attached to the Shares to be sold pursuant to the Third Party Offer and the Drag-Along Offer may make decisions pertaining to the mechanics of closing under the Third Party Offer and the Drag-Along Offer, which decisions shall be binding on all Compelled Shareholders, and (iii) shall not provide for any collateral benefit to any Shareholder.

(c)	For greater certainty and without limitation, the consideration payable in respect of a Drag-Along Offer may include cash proceeds, securities or any combination of the foregoing.

11.	CONFIDENTIALITY

11.1	Confidential Information

Each Shareholder agrees that he/she/it:

(a)	shall hold all Confidential Information in trust and for the use and benefit of the Corporation. The Shareholders shall ensure that Confidential Information shall not be disclosed, except as provide for in subsection 11.1(b);

(b)	the Shareholder shall not, except:

(i)	with the prior written consent of the Board;

(ii)	if the Shareholder is required to disclose by law or by an order of any government body, court, tribunal or authority having jurisdiction over the Shareholder; or

(iii)	insofar as may be reasonably necessary in the course of performing the Shareholder’s duties on behalf of the Corporation in a case where a Shareholder is also a director, officer or employee of, or an authorized agent acting on behalf of the Corporation;

directly or indirectly, reproduce, take, remove, disclose to any person or use for any purpose not related to the business of affairs of the Corporation, any Confidential Information; and

(c)	the Shareholder shall deliver to the Corporation on demand the originals and all copies of any Confidential Information which are in the possession of the Shareholder or under the Shareholder’s control, including any papers, drawings, plans, records, documents, discs, tapes, films, cards or other recording media or other goods or items containing or incorporating any Confidential Information, and all other property of any kind or nature of the Corporation.

11.2	Disclosure

Each Shareholder agrees that:

(a)	in the course of carrying on its business, from time to time the Corporation creates, has, acquires or controls Confidential Information and the Corporation makes available the Confidential Information to the Shareholder for use in relation to the business and affairs of the Corporation, but for no other purpose;

(b)	Confidential Information constitutes a valuable part of the Corporation’s property;

(c)	the disclosure of Confidential Information to persons not authorized by the Board to receive same, including competitors of the Corporation, former directors, officers or employees of the Corporation, or members of the general public, may be highly detrimental to the best interests of the Corporation; and

(d)	it would be difficult to measure the damage to the Corporation flowing from any breach by the Shareholder of the provisions set forth in subsection 11.1(a) and that money damages would therefore be an inadequate remedy for such breach.

11.3	Breach

Having regard to section 11.2, each Shareholder agrees that if he or it breaches any provision section 11.1, the Corporation shall be entitled, in addition to all other remedies the Corporation may have, to an injunction or other appropriate court order or order of another government body, tribunal or authority having jurisdiction (whether in law or by virtue of this Agreement) over the Shareholder, so as to restrain any such breach by the Shareholder, without the Corporation showing or proving any actual damage sustained by the Corporation.

12.	NOTICE

12.1	Notices

All notices and other communications required or permitted pursuant to or in relation to this Agreement shall be in writing and shall be:

(a)	personally served upon the addressee or an officer or director of a corporate addressee, in which case such notice or other communication shall conclusively be deemed to have been given to the addressee at the time of such service; or

(b)	sent by postage prepaid first class mail addressed to the addressee as listed as its most current address in the minute book of the Corporation, in which case such notice or other communication shall conclusively be deemed to have been given to the addressee upon the expiration of the 7th day, excluding as the 7th day Saturdays, Sundays and statutory holidays, free from interruption in the postal service from the date of mailing. If the postal service is interrupted due to a strike, lockout or other cause, whether at the time of such mailing or during the said period of seven (7) days from the date of mailing, service of such notice or other communication shall not be effective unless given in accordance with the provisions of section 12.1(a).

13.	GENERAL

13.1	Relationship of the Parties

Nothing in this Agreement shall be deemed to constitute any Shareholder as a partner of or joint venturer with another Shareholder, nor, except as otherwise expressly provided herein, the agent or legal representative of another Shareholder, nor to create any fiduciary relationship between the Shareholders.

13.2	Obligations Joint and Several

The rights, duties, obligations and liabilities of the parties are several and not joint or collective.

13.3	Time

Time is of the essence of this Agreement.

13.4	Amendment

No amendment of this Agreement shall be effective unless made in writing and signed by the parties hereto.

13.5	Terms of Agreement

Subject to the terms and conditions of this Agreement, the rights and obligations of a Shareholder under this Agreement shall terminate at such time as such Shareholder is no longer the beneficial owner of any Shares. This Agreement shall terminate upon any one of the following events occurring:

(a)	the completion of a Public Offering;

(b)	the bankruptcy of the Corporation or upon the winding up or dissolution of the Corporation; or

(c)	the execution of any agreement of termination in writing by all of the parties hereto.

13.6	Further Assurances

The parties agree to make, execute and deliver any and all further assurances or other documents necessary to give full force and effect to the meaning and intent of this Agreement.

13.7	Arbitration

All disagreements arising among any Shareholders or between any Shareholder(s) and the Corporation with respect to this Agreement or any matter arising hereunder shall be finally settled by arbitration, by which each Shareholder and the Corporation agrees to be bound. Such arbitration shall be conducted by a single arbitrator in accordance with the Arbitration Act (British Columbia). All arbitrations shall be conducted in Vancouver, British Columbia, or at such other place as the Shareholders may from time to time agree upon.

13.8	Applicable Law

This Agreement shall be subject to and governed by the laws of British Columbia. The parties hereto agree to attorn to the exclusive jurisdiction of the courts of British Columbia.

13.9	Revocation of Previous Agreements

The parties hereto revoke all previous agreements, written or oral, into which they have entered respecting the Shares of the Corporation.

13.10	Precedence Over Corporation’s Articles and Bylaws

(a)	As between the Shareholders and the Corporation, the provisions of this Agreement shall take precedence over the provisions of the Articles and By-laws of the Corporation.

(b)	The parties hereto agree to do all acts and things reasonably necessary to effect compliance with or waiver of the restrictions on the transfer of Shares contained in the Articles and By-laws of the Corporation to give effect to any transfer or intended transfer of Shares required or permitted to be made and recorded as a result of the application of the provisions of this Agreement in order that, notwithstanding such restrictions, the terms and conditions of this Agreement may be carried out.

13.11	Assignment Restricted

Except as otherwise expressly provided herein, neither this Agreement nor any of the rights, privileges or advantages granted by this Agreement to any of the parties hereto shall be capable of assignment by any party hereto without the prior express written consent of the other parties hereto.

13.12	Non-Waiver

If a party to this Agreement overlooks, waives or condones a breach, default or non-observance of this Agreement by another party, it shall not relieve the other party from or constitute a waiver or condonation of any continuing or subsequent default, breach or non-observance of this Agreement.

13.13	Enurement

This Agreement enures to the benefit of and is binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

13.14	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior negotiations, undertakings, representations and understandings between such parties, including any prior unanimous shareholders agreements in respect of the Corporation and its shareholders.

13.15	Unanimous Shareholders’ Agreement

This Agreement constitutes a written agreement among all of the shareholders of the Corporation restricting the powers of the Directors to manage or supervise the management of the business and affairs of the Corporation within the meaning of the BCA. Accordingly, this Agreement constitutes a unanimous shareholder agreement within the meaning of the BCA, and the Directors are hereby relieved of their rights, duties, powers and obligations as directors with respect to the management of the business and affairs of the Corporation and such rights, duties, powers and obligations are hereby assumed by the Shareholders.

13.16	Counterpart Execution

This Agreement may be executed and delivered in counterparts with the same effect as if all parties had executed and delivered the same copy, and when each party has executed and delivered a counterpart, all counterparts together shall constitute one Agreement.

IN WITNESS of this Agreement, the parties have executed and delivered this Agreement as of the date given above.

CONSOLIDATED URANIUM INC.

Per:	/s/ Philip Williams
Philip Wiliams
Chief Executive Officer

JAGUAR URANIUM CORP.

/s/ Steven Gold
Authorized Signatory